Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-221335) of First Guaranty Bancshares, Inc. of our report dated March 30, 2017, relating to the consolidated financial statements of First Guaranty Bancshares, Inc. and subsidiary appearing in the Annual Report on Form 10-K of First Guaranty Bancshares, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
November 9, 2017